Pricing Supplement No. 333 Dated September 28, 1995
(To Prospectus and Prospectus Supplement
Dated May 4, 1994)

                      U.S.$6,000,000,000

                 FORD MOTOR CREDIT COMPANY

            Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue

            Ford Motor Credit Company ("Ford Credit") has designated $100,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Goldman, Sachs & Co. have agreed to purchase the Notes at a price of 99.894% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.


Issue Date:              October 4, 1995

Principal Amount:        $100,000,000

Interest Rate Basis:     LIBOR having an Index Maturity of three months
                         plus 20 basis points

Interest Reset Dates:    Quarterly on January 4, April 4, July 4 and
                         October 4

Interest Payment Dates:  The 4th day of the months of January, April,
                         July and October 4 commencing January 4, 1996

Stated Maturity:         October 4,1999

Reference Agent:         Chemical Bank




                       GOLDMAN, SACHS & CO.